Exhibit 5.2

September 9, 2015

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Global GP LLC, a Delaware limited liability company (the “General Partner”), the general partner of Global Partners LP, a Delaware limited partnership (the “Partnership”), and have acted as special counsel in the Commonwealth of Massachusetts to Alliance Energy LLC, a Massachusetts limited liability company (“Alliance”), Bursaw Oil LLC, a Massachusetts limited liability company (“Bursaw”) and Drake Petroleum Company, Inc., a Massachusetts corporation (“Drake” and together with Alliance and Bursaw, the “Massachusetts Guarantors”), with respect to the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, GLP Finance Corp., a Delaware corporation (“GLP Finance” and together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified in the Registration Statement (the “Guarantors”), including the Massachusetts Guarantors, with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $300,000,000 aggregate principal amount of their 7.000% Senior Notes due 2023 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $300,000,000 aggregate principal amount of the Issuers’ outstanding 7.000% Senior Notes due 2023 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of June 4, 2015 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated as of September 9, 2015 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) among the Issuers, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee.  The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

In connection with the opinions set forth below, I or members of my staff or others under my supervision have examined originals or copies, certified or otherwise identified to our satisfaction, and relied upon the following:

(i)                                     executed originals or counterparts of the Indenture;

(ii)                                  (a) the certificates of formation or articles of incorporation, as applicable, and (b) the limited liability company agreement or bylaws, as applicable, of each of the Massachusetts Guarantors;

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(iii)                               copies of resolutions duly adopted by the board of directors, members, or managers, as the case may be, of each of the Massachusetts Guarantors;

(iv)                              copies of letters or certificates of recent dates received by me from public officials in Massachusetts for each of the Massachusetts Guarantors, as to the good standing of the Massachusetts Guarantors; and

(v)                                 such other documents and records as I have deemed necessary or advisable for purposes of the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed.

In rendering the opinions expressed herein, I have:

A.                                    relied, without independent investigation or verification, with respect to matters of fact, upon certificates of officers and employees of the Massachusetts Guarantors and upon information obtained from public officials;

B.                                    assumed that all documents submitted to me or to members of my staff or others under my supervision as originals are authentic, that all copies submitted to me or to members of my staff or others under my supervision conform to the originals thereof, and that the signatures on all documents examined by me or by members of my staff or others under my supervision are genuine; and

C.                                    with respect to the good standing of the Massachusetts Guarantors, relied solely on certificates and oral assurances provided by the Secretary of the Commonwealth of Massachusetts.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that:

(a)                                 Each of Alliance and Bursaw has been duly formed and is validly existing in good standing as a limited liability company under the Massachusetts Limited Liability Company Act with full limited liability company power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of each of Alliance and Bursaw to authorize the execution and delivery of the Indenture and the performance by each of Alliance and Bursaw of its respective obligations thereunder (including its Guarantee as provided therein).

(b)                                 Drake has been duly formed and is validly existing in good standing as a corporation under the Massachusetts Business Corporation Act with full corporate power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of Drake to authorize the execution and delivery of the Indenture and the performance by Drake of its obligations thereunder (including its Guarantee as provided therein).

(c)                                  The Indenture has been duly executed and delivered by each of the Massachusetts Guarantors to the extent that execution and delivery are governed by the laws of the Commonwealth of Massachusetts.

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I am licensed to practice law in the Commonwealth of Massachusetts, and the opinions set forth herein are limited to matters governed by the laws of the Commonwealth of Massachusetts, as currently in effect, and I express no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.  Any reference herein to my knowledge shall mean my actual knowledge.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and reference to me under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.  I also consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Very truly yours,

/s/ Edward J. Faneuil

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary of Global GP LLC